Exhibit 4.6

SUPPLEMENTAL INDENTURE
dated as of December 17, 2010
to
INDENTURE
dated as of February 3, 2005
among
Novelis Inc.,
as Issuer
and
The Bank of New York Mellon Trust Company, N.A.,
as Trustee

     THIS SUPPLEMENTAL INDENTURE to the Indenture (as defined below) (the “Supplemental Indenture”), dated as of December 17, 2010, is made by and among Novelis Inc., a corporation organized under the laws of Canada (the “Company”) and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), and amends the Indenture, dated as of February 3, 2005, among the Company, the Subsidiary Guarantors a party thereto and the Trustee (as amended and supplemented from time to time, the “Indenture”). Capitalized terms used in this Supplemental Indenture and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture.
RECITALS:
     WHEREAS, Pursuant to the Indenture, the Company has issued $1,124,000,000 in aggregate principal amount of 7.25% Senior Notes due 2015 (the “Notes”);
     WHEREAS, pursuant to its Offer to Purchase and Consent Solicitation Statement dated November 26, 2010 (as the same may be amended, supplemented or modified from time to time, the “Offer to Purchase”) and the related Letter of Transmittal and Consent (as the same may be amended, supplemented or modified from time to time, together with the Offer to Purchase, the “Offer Documents”), the Company commenced a cash tender offer for any and all of the outstanding Notes (the “Tender Offer”) and solicited consents of the holders of the Notes (the “Consent Solicitation”) to amend the terms of the Indenture as set forth in Article I herein (the “Proposed Amendments”);
     WHEREAS, pursuant to Section 9.02 of the Indenture, the written consent of holders of at least a majority in aggregate principal amount of the outstanding Notes (the “Requisite Consents”) is sufficient to adopt the Proposed Amendments;
     WHEREAS, having received the Requisite Consents to the Proposed Amendments, the Company and the Guarantors desire to amend the Indenture as provided herein;
     WHEREAS, all other conditions and requirements necessary to make this Supplemental Indenture a valid, binding and legal instrument enforceable in accordance with its terms have been performed and fulfilled by the parties hereto, and the execution and delivery thereof have been in all respects duly authorized by the parties hereto;
     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained in this Supplemental Indenture, the parties agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes:
ARTICLE I
AMENDMENTS
     Section 1.01. Certain Defined Terms. Section 1.01 (Definitions) of the Indenture is hereby amended by deleting from such Section those defined terms and section references that, by virtue of the Proposed Amendments effected by this Supplemental Indenture, are no longer used in the Indenture or the Notes as amended hereby.
     Section 1.02. The heading and text of each of Section 4.03 (Reports), Section 4.04 (Compliance Certificate), Section 4.05 (Taxes), Section 4.06 (Stay, Extension and Usury Laws), Section 4.07 (Corporate Existence), Section 4.08 (Payments for Consent), Section 4.09 (Limitation on Debt), Section 4.10 (Limitation on Restricted Payments), Section 4.11 (Limitation on Liens), Section 4.12 (Limitation on Asset Sales), Section 4.13 (Limitation on Restrictions on Distributions from Restricted Subsidiaries), Section 4.14 (Limitations on Transactions with Affiliates), Section 4.15 (Limitation on Sale and Leaseback Transactions), Section 4.16 (Designation of Restricted and Unrestricted Subsidiaries), Section 4.17 (Change of Control Offer), Section 4.18 (Future Subsidiary Guarantors), clauses (c), (d), (e), (g), (h) of the first paragraph of Section 5.01 (Merger, Consolidation and Sale of Property), the second paragraph of Section 5.01 (Merger, Consolidation and Sale of Property), clauses (c), (d), (e), (g), (h) and the last sentence of the third paragraph of Section 5.01 (Merger, Consolidation and Sale of Property) and clauses (d), (e), (f), (i) and (j) of Section 6.01 (Events of Default) of the Indenture are deleted in their entirety and are each replaced with the following:
          “{Reserved}”.
     Section 1.03. Any Notes issued under any provision of the Indenture subsequent to the date of this Supplemental Indenture shall bear a notation, in form acceptable to the Trustee, referring to this Supplemental Indenture, and shall vary from the form attached to the Indenture as Exhibit A as follows:
     (a) Section 7 (Repurchase at the Option of Holder) of the form of Note attached as Exhibit A to the Indenture shall be deleted in its entirety and replaced with the following:
          “{Reserved}”.
     (b) The “Option of Holder to Elect Purchase” form attached to the form of Note attached as Exhibit A to the Indenture is hereby deleted in its entirety and replaced with the following:
          “{Reserved}”.
     Section 1.04. Deletion of Certain References. Except as otherwise provided for in this Article I, all references in the Indenture to the Sections and definitions of the Indenture deleted pursuant to Sections 1.01 and 1.02 of this Supplemental Indenture are hereby deleted.
ARTICLE II
MISCELLANEOUS
     Section 2.01. Effectiveness. This Supplemental Indenture will become effective upon the execution and delivery of the Supplemental Indenture by the parties hereto; provided, that the Proposed Amendments shall not become operative until the first day on which Notes are accepted for payment by the Company pursuant to the Offer Documents following the receipt of the Requisite Consents to the Proposed Amendments.
     Section 2.02. Confirmation. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. Upon the execution and delivery of this Supplemental Indenture by the Company and the Trustee, this Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. Any and all references to the Indenture, whether within the Indenture or in any notice, certificate or other instrument or document, shall be deemed to include a reference to this Supplemental Indenture (whether or not made), unless the context shall otherwise require.
     Section 2.03. Counterparts. Parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute one and the same agreement.
     Section 2.04. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
     Section 2.05 Severability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions; and the invalidity of a particular provision in a particular jurisdictions shall not invalidate such provision in any other jurisdiction.

     Section 2.06 Headings. The headings of the Articles and the sections in this Supplemental Indenture are for convenience of reference only, are not part of this Supplemental Indenture and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.
     Section 2.07 Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or this Indenture or any provision herein or therein contained.

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year written above.

Company: Novelis Inc.
By:	/s/ Leslie J. Parrette, Jr.
	Name:	Leslie J. Parrette, Jr.
	Title:	Senior Vice President, General Counsel

Trustee The Bank of New York Mellon Trust Company, N.A.
By:	/s/ Lee Ann Willis
	Name:	LEE ANN WILLIS
	Title:	Senior Associate